                                                                    EXHIBIT 23.1

                         CONSENT OF ARTHUR ANDERSEN LLP


     As independent public accountants, we hereby consent to the use of our report dated March 14, 1995 on the audited Statement of Combined Revenues and Direct Operating Expenses for the Oil and Gas Properties of Texaco Exploration and Production Inc. Sold to Apache Corporation and to the incorporation by reference in this registration statement of our report dated March 1, 1995 on the audited consolidated financial statements of Apache Corporation and subsidiaries included in Apache Corporation's Annual Report on Form 10-K for the year ended December 31, 1994, and to all references to our firm included in this registration statement.


                                          ARTHUR ANDERSEN LLP

Houston, Texas
March 17, 1995